STOCKHOLDERS AGREEMENT

by and among

REGENCY YAMUNA ENERGY LIMITED

(“RYEL” or the “Company”)

Mr. ARUN SHARMA

(the “Promoter”)

The RYEL Stockholders

(the “Stockholders”)

AND

PAN ASIA INFRATECH CORP.

(The “Investor”)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

Section 1.01 Definitions.	1

ARTICLE II MANAGEMENT	8

Section 2.01 Board Composition.	8

Section 2.02 Removal; Resignation; Vacancies.	9

Section 2.03 Meetings of the Board of Directors.	10

Section 2.04 Compensation; No Employment.	10

Section 2.05 Committees.	11

ARTICLE III PRE-EMPTIVE RIGHTS	11

Section 3.01 Pre-emptive Right.	11

ARTICLE IV TRANSFER	13

Section 4.01 General Restrictions on Transfer.	13

Section 4.02 Permitted Transfers.	14

Section 4.03 Right of First Refusal.	15

Section 4.04 Tag-along Right.	19

ARTICLE V COVENANTS	22

Section 5.01 Financial Statements.	23

Section 5.02 Inspection Rights.	24

Section 5.03 Termination.	25

ARTICLE VI REPRESENTATIONS AND WARRANTIES	24

Section 6.01 Representations and Warranties of the Stockholders.	25

Section 6.02 Representations and Warranties of the Investor.	26

Section 6.03 Representations and Warranties of the Company.	27

ARTICLE VII MISCELLANEOUS	27

Section 7.01 Expenses.	28

Section 7.02 Further Assurances.	28

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ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein, this “Agreement”), dated as of the Effective Date, , is entered into among REGENCY YAMUNA ENERGY LTD., an India corporation (the “RYEL” or the “Company”), PAN ASIA INFRATECH, CORP., a Nevada corporation (the “Pan Asia” or the “Investor”), Mr. Arun Sharma (the “Promoter”), and each of the remaining stockholders of the Company (each and collectively with the Promoter, the “Stockholder” or the “Stockholders”), and each other Person who after the date hereof acquires securities of the Company and agrees to become a party to, and bound by, this Agreement by executing a Joinder Agreement.

RECITALS

WHEREAS, the Investor has entered into that certain Stock Purchase Agreement (the “Purchase Agreement”) with the Company, the Promoter and the remaining Stockholders pursuant to which the Investor intends to invest an aggregate of Rs. 38.75 Cr. in the Company to enable the Company to restructure certain outstanding indebtedness, to fund the completion of the Project, and to purchase 100% of the outstanding equity of the Company, subject to the terms and conditions set forth in the Purchase Agreement.

WHEREAS, the Company, Investor and the Stockholders desire to enter into this Agreement to set forth their understanding and agreement as to the Common Shares of the Company held or to be held by the Investor and the Stockholders, including the voting, tender and transfer of such shares under the circumstances set forth herein.

WHEREAS, the execution and delivery of this Agreement is a condition to the parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

Section 1.01 Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.01. Terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement:

Stockholders Agreement	Page 1

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder or other equity holder of such Person or manager, director, officer or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall mean this Agreement.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Award Agreements” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of any individual grant of Stock Options under the Stock Option Plan.

“Board” has the meaning set forth in Section 2.01(a)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New Delhi, India are authorized or required to close.

“Capital Stock” means the authorized series of capital stock or other equity securities of the Company, whether issued as of or after the date hereof.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Capital Stock on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Stockholders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Companies Act” means the Companies Act of 1956, as amended, promulgated by the government of India.

Stockholders Agreement	Page 2

“Company” has the meaning set forth in the Preamble.

“Company Option Period” has the meaning set forth in Section 4.03(d)(ii).

“Company ROFR Exercise Notice” has the meaning set forth in Section 4.03(d)(ii).

“Company Subsidiary” means a Subsidiary of the Company.

“Director” has the meaning set forth in Section 2.01(a)(i).

“Excluded Issuance” means an issuance or sale of any Capital Stock or Stock Equivalents in connection with: (a) a grant to any existing or prospective Directors, officers or other employees of the Company or any Company Subsidiary pursuant to the Stock Option Plan or similar equity-based plans or other compensation agreement; (b) the conversion or exchange of any securities of the Company into Capital Stock, or the exercise of any warrants or other rights to acquire Capital Stock; (c) any acquisition by the Company or any Company Subsidiary of any equity interests, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company or any Company Subsidiary; (e) the commencement of any Public Offering or any transaction or series of related transactions involving a Change of Control; (f) any subdivision of Capital Stock (by a split of Capital Stock or otherwise), payment of stock dividend, reclassification, reorganization or any similar recapitalization; (g) any private placement of warrants to purchase Capital Stock to lenders or other institutional investors (excluding the Stockholders) in any arm’s length transaction in which such lenders or investors provide debt financing to the Company or any Company Subsidiary; (h) a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any Company Subsidiary) relating to the operation of the Company’s or any Company Subsidiary’s business and not for the primary purpose of raising equity capital; or (i) any office lease or equipment lease or similar equipment financing transaction in which the Company or any Company Subsidiary obtains from a lessor or vendor the use of such office space or equipment for its business.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Family Members” has the meaning set forth in Section 4.02(b).

Stockholders Agreement	Page 3

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all Capital Stock, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible; or (b) with respect to any specified type, class or series of Capital Stock, all issued and outstanding shares of Capital Stock designated as such type, class or series and all such designated shares of Capital Stock issuable upon the conversion or exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Investor Director” has the meaning set forth in Section 2.01(a)(ii).

“Issuance Notice” has the meaning set forth in Section 3.01(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Company, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, (vi) any changes in applicable Laws or accounting rules, including Section 3(c) of Section 211 of the Companies Act ; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

Stockholders Agreement	Page 4

“New Securities” means any authorized but unissued Shares or any Stock Equivalents.

“Offered Stock” has the meaning set forth in Section 4.03(a).

“Offering Stockholder” has the meaning set forth in Section 4.03(a).

“Operational Budget” means financial projections estimating the Company’s revenues, expenses, balances sheet and cash flows, prepared in GAAP format.

“Permitted Transfer” means a Transfer of Capital Stock or Stock Equivalents carried out pursuant to Section 4.02.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-emptive Acceptance Notice” has the meaning set forth in Section 3.01(c).

“Pre-emptive Exercise Period” has the meaning set forth in Section 3.01(c).

“Pre-emptive Pro Rata Portion” means, for any Stockholder as of any particular time, a fraction determined by dividing (a) the number of shares of Class A Common Stock on a Fully Diluted Basis owned by such Stockholder immediately prior to such time by (b) the aggregate number of shares of Class A Common Stock on a Fully Diluted Basis owned by all of the Stockholders immediately prior to such time.

“Pre-emptive Stockholder” has the meaning set forth in Section 3.01(a).

“Project” means the 5.7 MW (4.9 MW allotted) Small Hydro Project at Badyar, India having a valuation of Rs. 67.11 Cr. (the “Project”);

“Prospective Purchaser” has the meaning set forth in Section 3.01(b).

“Prospective Transferee” has the meaning set forth in Section 4.03(a).

Stockholders Agreement	Page 5

“Public Offering” means any public offering of Capital Stock pursuant to the rules and regulations of the applicable Governmental Authority.

“Qualified Stockholder” has the meaning set forth in Section 5.01.

“Related Agreements” has the meaning set forth in Section 7.06.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 4.03(c).

“ROFR Pro Rata Portion” means, for any Applicable ROFR Rightholder and for any particular class or series of Offered Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Offered Stock owned by such Applicable ROFR Rightholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Offered Stock owned by all of the Applicable ROFR Rightholders immediately prior to such time.

“ROFR Rightholders” has the meaning set forth in Section 4.03(a).

“Selling Stockholder” has the meaning set forth in Section 4.04(a).

“Shares” means shares of (a) Common Stock; (b) Preferred Stock; and (c) any other Capital Stock, in each case together with any Stock Equivalents thereon, purchased, owned or otherwise acquired by a Stockholder as of or after the date hereof, and any securities issued in respect of any of the foregoing, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Stock Equivalents” means any Stock Option and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire Shares or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Subsidiary Board” has the meaning set forth in Section 2.01(b).

Stockholders Agreement	Page 6

“Tag-along Exercise Notice” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Exercise Period” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Notice” has the meaning set forth in Section 4.04(c).

“Tag-along Pro Rata Portion” means, for any Selling Stockholder or Tag-along Stockholder and for any particular class or series of Tag-along Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Tag-along Stock owned by such Stockholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Tag-along Stock owned by the Selling Stockholder and all of the Tag-along Stockholders timely electing to participate in the applicable Tag-along Sale pursuant to Section 4.04(d)(i) immediately prior to such time.

“Tag-along Sale” has the meaning set forth in Section 4.04(a).

“Tag-along Stock” has the meaning set forth in Section 4.04(a).

“Tag-along Stockholder” has the meaning set forth in Section 4.04(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not directly or indirectly own or have the right to acquire any outstanding Capital Stock (or applicable Stock Equivalents); or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Capital Stock (or applicable Stock Equivalents).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Capital Stock or Stock Equivalents owned by a Person or any interest (including a beneficial interest) in any Capital Stock or Stock Equivalents owned by a Person. “Transfer”, when used as a noun, shall have a correlative meaning.

“Transfer Offer” has the meaning set forth in Section 4.03(a).

“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee or a Prospective Transferee.

Stockholders Agreement	Page 7

Article II

Management

Section 2.01 Board Composition.

(a) Board Composition. Each Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to ensure that:

(i) the number of directors constituting the board of directors of the Company (each a “Director” and, collectively, the “Board”) is fixed and remains at all times at four (4) Directors; and

(ii) the following individuals are elected and continue to serve as Directors of the Board:

(A) one (1) individual designated by the Investor (each, an “Investor Director”), upon the completion of the First Closing or upon the Investor holding not less than 9.7% of the outstanding shares of Capital Stock of the Company;

(B) one (1) additional Investor Director upon the completion of the Second Closing or upon the Investor owning not less than 33.0% of the outstanding shares of Capital Stock of the Company; and

(C) two (2) additional Investor Directors, one upon the commencement of the Third Closing and the other upon the completion of the Third Closing, one of whom shall be the Chief Executive Officer of the Company and shall serve the executive director of the Board (the “Executive Director”).

(iii)  Upon the addition of each Investor Director, an existing director of the Board shall resign, effective immediately.

(iv) Notwithstanding the foregoing, in the event the Investor does not purchase 100% of the outstanding Capital Stock of the Company, the Promoter shall have the right to designate one (1) individual to serve as a Director on the Board, or no less than 25% of the total seats on the Board.

(b) Subsidiary Board Composition. At all times, the composition of any board of directors of any Company Subsidiary (each, a “Subsidiary Board”) shall be the same as that of the Board.

Stockholders Agreement	Page 8

Section 2.02 Removal; Resignation; Vacancies.

(a) Removal.

(i) An Investor Director may be removed at any time as a Director on the Board (with or without cause) upon, and only upon, the written request of the Investor. Each other Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to remove or replace from the Board such Investor Director upon, and only upon, such written request. Except as provided in the preceding sentence, unless the Investor shall otherwise consent in writing, no other Stockholder shall take any action to cause the removal of an Investor Director.

(ii) The Executive Director shall be removed automatically, without any action by the Board or Stockholders, as a Director on the Board immediately upon, and only upon, such person’s removal (with or without cause) as the Chief Executive Officer of the Company in the same manner as the removal of any other officer of the Company, in accordance with the Company’s by-laws or other applicable organizational documents.

(b) Resignation. A Director may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

(c) Vacancies.

(i) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of an Investor Director, then the Investor shall have the right to designate an individual to fill such vacancy and the Company and each Stockholder (whether in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise) hereby agree to take such actions as may be necessary or desirable within his, her or its control (including, in the case of a Stockholder, by voting all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control) to ensure the election or appointment of such designee to fill such vacancy on the Board. In the event that the Investor shall fail to designate in writing a representative to fill a vacant Investor Director position on the Board, and such failure shall continue for more than thirty (30) days after notice from the Company to the Investor with respect to such failure, then the vacant position shall be filled by an individual designated by the Investor Directors then in office; provided, that such individual shall be removed from such position if the Investor so directs and simultaneously designates a new Investor Director.

(ii) If the Chief Executive Officer of the Company is removed or resigns or is otherwise replaced as an officer of the Company, such person shall automatically, and without any action by the Board or Stockholders, cease to be a Director, and the Company’s successor Chief Executive Officer appointed pursuant to the Company’s by-laws or other applicable organizational documents shall automatically become the Executive Director pursuant to Section 2.01(a).

Stockholders Agreement	Page 9

Section 2.03 Meetings of the Board of Directors.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Directors participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Director at least 48 hours prior to each such meeting.

(b) Special Meetings. Special meetings of the Board shall be held on the call of any five Directors upon at least five Business Days’ written notice if the meeting is to be held in person or two Business Day’s written notice if the meeting is to be held by telephone communications or video conference to the Directors, or upon such shorter notice as may be approved by all the Directors. Any Director may waive such notice as to himself or herself.

(c) Quorum Requirements. The presence of a majority of Directors, including at least one Investor Director, then in office shall constitute a quorum. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors.

Section 2.04 Compensation; No Employment.

(a) Compensation of Directors. The Company and each Stockholder acknowledges and agrees that:

(i) each Director shall be reimbursed by the Company for his or her reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board or the board of any Company Subsidiary (or any committees thereof), pursuant to such policies as from time to time established by the Board.

(ii) Nothing contained in this Section 2.04 shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving reasonable compensation for such services.

(b) No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

Stockholders Agreement	Page 10

Section 2.05 Committees. The Company and each Stockholder acknowledges and agrees that the Board may, by resolution, designate from among the Directors one or more committees, each of which shall be comprised of one or more Directors and include one or more Investor Directors. Any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in the Companies Act. The Board may dissolve any committee or remove any member of a committee at any time.

Article III

Pre-emptive Rights

Section 3.01 Pre-emptive Right.

(a) Issuance of New Securities. The Company hereby grants to the Investor (a “Pre-emptive Stockholder”) a separate right to purchase its Pre-emptive Pro Rata Portion of any New Securities that the Company may from time to time propose to issue or sell to any party; provided, that the provisions of this Section 3.01 shall not apply to any Excluded Issuance.

(b) Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale of New Securities described in Section 3.01(a) to the Pre-emptive Stockholders within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase the applicable New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i) the number and description of New Securities proposed to be issued;

(ii) the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice;

(iii) the proposed purchase price per share of New Securities and all other material terms of the offer or sale; and

(iv) if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Fair Market Value thereof.

The Issuance Notice shall also be accompanied by a current copy of a capitalization table or other stockholders ledger of the Company indicating the Pre-emptive Stockholder’s holdings of Capital Stock in a manner that enables each Pre-emptive Stockholder to calculate its Pre-emptive Pro Rata Portion of any New Securities.

Stockholders Agreement	Page 11

(c) Exercise of Pre-emptive Rights. The Pre-emptive Stockholder shall for a period of ten (10) Business Days following the receipt of an Issuance Notice (the “Pre-emptive Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its Pre-emptive Pro Rata Portion of any New Securities on the terms and conditions, including the purchase price, set forth in the Issuance Notice by delivering a written notice to the Company (a “Pre-emptive Acceptance Notice”) specifying the number of New Securities it desires to purchase up to its Pre-emptive Pro Rata Portion. The delivery of a Pre-emptive Acceptance Notice by a Pre-emptive Stockholder shall be a binding and irrevocable offer by such Stockholder to purchase the New Securities described therein. The failure of a Pre-emptive Stockholder to deliver a Pre-emptive Acceptance Notice by the end of the Pre-emptive Exercise Period shall constitute a waiver of its rights under this Section 3.01(c) with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(d) Sales to the Prospective Purchaser. Following the expiration of the Pre-emptive Exercise Period and, if applicable, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-emptive Stockholders declined to exercise the pre-emptive right set forth in this Section 3.01 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that: (i) such issuance or sale is closed within twenty (20) Business Day after the expiration of the Pre-emptive Exercise Period (subject to the extension of such twenty (20) Business Day period for a reasonable time not to exceed forty (40) Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Pre-emptive Stockholders in accordance with the procedures set forth in this Section 3.01.

(e) Closing of the Issuance. The closing of any purchase by the Pre-emptive Stockholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 3.01, the Company shall deliver the New Securities in certificated form, free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to such purchasers and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Pre-emptive Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

Stockholders Agreement	Page 12

Article IV

Transfer

Section 4.01 General Restrictions on Transfer.

(a) Stockholders. Each Stockholder acknowledges and agrees that such Stockholder (or any Permitted Transferee of such Stockholder) shall not Transfer:

(i) any Capital Stock or related Stock Equivalents without the prior written consent of the Board, except:

(A)	pursuant to Section 4.02;

(B)	pursuant to a Public Offering; or

(C)	as otherwise set forth in the Incentive Plan or applicable Award Agreement; and

In the event consent is provided by the Board pursuant to this Section 4.01(a) and, in the case of the securities covered by Section 4.01(a)(i)(C) above, any such Transfer by a Stockholder shall be made only either as permitted pursuant to Section 4.02 or in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 4.01 and Section 4.03, as applicable.

(b) Investor Transfer Restrictions. The Investor acknowledges and agrees that the Investor (or any Permitted Transferee of the Investor) shall not Transfer any Capital Stock or Stock Equivalents except:

(i) pursuant to a Public Offering;

(ii) as permitted pursuant to Section 4.02; or

(iii) in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 4.01 and Section 4.03, Section 4.04, as applicable.

(c) Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 4.02), prior to the consummation of a Public offering, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock or Stock Equivalents, and the Company agrees that it shall not issue any Capital Stock or Stock Equivalents except as permitted under the applicable securities laws and then, with respect to a Transfer of Capital Stock or Stock Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company.

Stockholders Agreement	Page 13

(d) Joinder Agreement. Except with respect to any Transfer pursuant to a Public Sale or a Drag-along Sale, no Transfer of Capital Stock or Stock Equivalents pursuant to any provision of this Agreement shall be deemed completed until the Transferee shall have entered into a Joinder Agreement.

(e) Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Capital Stock or Stock Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to Section 4.01(d) above, shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Capital Stock or Stock Equivalents for all purposes of this Agreement.

Section 4.02 Permitted Transfers. Subject to Section 4.01 above, including the requirement to enter into a Joinder Agreement pursuant to Section 4.01(d) above, the provisions of Section 4.03 and Section 4.04 shall not apply to any of the following Transfers by any Stockholder of any of its Capital Stock or Stock Equivalents:

(a) With respect to the Investor, to any Affiliate of the Investor;

(b) With respect to any Stockholder, to:

(i) such Stockholder’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”);

(ii) a trust under which the distribution of Capital Stock may be made only to such Stockholder and/or any Family Members of such Stockholder;

(iii) a charitable remainder trust, the income from which will be paid only to such Stockholder during his life;

(iv) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Stockholder and/or Family Members of such Stockholder; or

(v) for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries.

Stockholders Agreement	Page 14

Section 4.03 Right of First Refusal.

(a) Offered Stock. At any time prior to the consummation of a Public offering, and subject to the terms and conditions specified in Section 4.01, Section 4.02, this Section 4.03 and Section 4.04, the Company, first, and the Investor and each Stockholder holding Capital Stock (collectively with the Investor, the “ROFR Rightholders”), second, shall have a right of first refusal if any other Stockholder (the “Offering Stockholder”) receives a bona fide offer from any Person (a “Prospective Transferee”) that the Offering Stockholder desires to accept (a “Transfer Offer”) to Transfer all or any portion of any Shares (or applicable Stock Equivalents) it owns (the “Offered Stock”). Each time an Offering Stockholder receives a Transfer Offer for any Offered Stock from a Prospective Transferee, the Offering Stockholder shall first make an offering of the Offered Stock to the Company, first, and each ROFR Rightholder other than the Offering Stockholder (the “Applicable ROFR Rightholders”), second, all in accordance with the following provisions of this Section 4.03, prior to Transferring such Offered Stock to the Prospective Transferee. For any particular Transfer Offer, this right of first refusal and the terms and conditions set forth in this Section 4.03 shall be applied separately on a class-by-class and series-by-series basis for each class or series of Offered Stock, as applicable (including for purposes of calculating the respective ROFR pro rata portions in Section 4.03(d))

(b) Offered Stock Transfer Exceptions. Notwithstanding anything herein to the contrary, the right of first refusal in Section 4.03(a) shall not apply to any Transfer Offer or Transfer of Shares (or applicable Stock Equivalents) that are:

(i) permitted by and made in accordance with Section 4.02;

(ii) are made by a Tag-along Stockholder upon the exercise of its tag-along right pursuant to Section 4.04 after the Company and Applicable ROFR Rightholders have declined to exercise their rights in full under this Section 4.03; or

(iii) made pursuant to a Public Offering.

(c) Offer Notice.

(i) The Offering Stockholder shall, within five (5) Business Days of receipt of the Transfer Offer, give written notice (a “ROFR Notice”) to the Company and each Applicable ROFR Rightholder stating that it has received a Transfer Offer for the Offered Stock and specifying:

(A)	the class(es) or series and the applicable aggregate number of shares of Offered Stock to be Transferred by the Offering Stockholder;

(B)	the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 (sixty) days from the date of the ROFR Notice;

(C)	the purchase price per share for each applicable class or series of Offered Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer Offer; and

(D)	the name of the Prospective Transferee who has offered to purchase such Offered Stock.

Stockholders Agreement	Page 15

For the avoidance of doubt, in the event of a Transfer Offer involving more than one class or series of Offered Stock, the Offering Stockholder may deliver a single ROFR Notice to the Company and each Applicable ROFR Rightholder.

(ii) The ROFR Notice shall constitute the Offering Stockholder’s offer to Transfer all of the Offered Stock to the Company and the Applicable ROFR Rightholders in accordance with the provisions of this Section 4.03, which offer shall be irrevocable until the end of the Applicable ROFR Rightholder Option Period described in Section 4.03(d)(iii).

(iii) By delivering the ROFR Notice, the Offering Stockholder represents and warrants to the Company and each Applicable ROFR Rightholder that:

(A)	the Offering Stockholder has full right, title and interest in and to the Offered Stock described in the ROFR Notice;

(B)	the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the ROFR Notice as contemplated by this Section 4.03; and

(C)	the Offered Stock described in the ROFR Notice is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d) Exercise of Right of First Refusal; Over-Allotment Option.

(i) Upon receipt of the ROFR Notice, the Company and each Applicable ROFR Rightholder shall have the right to purchase the Offered Stock on the terms and purchase price(s) set forth in the ROFR Notice in the following order of priority: first, the Company shall have the right to purchase all or any portion of each class or series of Offered Stock in accordance with the procedures set forth in Section 4.03(d)(ii), and thereafter, the Applicable ROFR Rightholders shall have the right to purchase all (but not less than all) of their respective ROFR Pro Rata Portions of each class or series of the remaining Offered Stock, in accordance with the procedures set forth in Section 4.03(d)(iii), to the extent the Company does not exercise its right in full. Notwithstanding the foregoing, the Company and the Applicable ROFR Rightholders may only exercise their right to purchase the Offered Stock if, after giving effect to all elections made under this Section 4.03(d), no less than all of each class or series of Offered Stock will be purchased by the Company and/or the Applicable ROFR Rightholders.

(ii) The initial right of the Company to purchase any Offered Stock shall be exercisable with the delivery of a written notice (the “Company ROFR Exercise Notice”) by the Company to the Offering Stockholder and the Applicable ROFR Rightholders within twenty (20) Business Day of receipt of the ROFR Notice (the “Company Option Period”), stating the applicable number(s) (including where such number is zero) and type(s) of Offered Stock the Company elects to purchase on the terms and purchase price(s) set forth in the ROFR Notice. The Company ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Company.

Stockholders Agreement	Page 16

(iii) If the Company does not elect to purchase all of the Offered Stock, the Applicable ROFR Rightholders shall have the right to purchase the remaining Offered Stock not elected to be purchased by the Company. For a period of ten (10) Business Days following the receipt of a Company ROFR Exercise Notice in which the Company has elected to purchase less than all the Offered Stock (such period, the “Applicable ROFR Rightholder Option Period”), each Applicable ROFR Rightholder shall have the right to elect to purchase all (but not less than all) of its ROFR Pro Rata Portion of each class or series of remaining Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Applicable ROFR Rightholder Exercise Notice”) specifying its desire to purchase its ROFR Pro Rata Portion of each class or series of remaining Offered Stock, on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Applicable ROFR Rightholder.

(iv) If the Applicable ROFR Rightholders pursuant to Section 4.03(d)(iii) do not, in the aggregate, elect to purchase all of the remaining Offered Stock not purchased by the Company, each Applicable ROFR Rightholder electing pursuant to Section 4.03(d)(iii) to purchase its entire ROFR Pro Rata Portion of each class or series of remaining Offered Stock (each, an “Exercising Applicable ROFR Rightholder”) shall have the right to purchase all or any portion of any class or series of remaining Offered Stock not elected to be purchased by the Company and the Applicable ROFR Rightholders. As promptly as practicable following the Applicable ROFR Rightholder Exercise Period, the Offering Stockholder shall deliver a written notice to each Exercising Applicable ROFR Rightholders (an “Exercising Applicable ROFR Rightholder Notice”) stating the number(s) and type(s) of remaining Offered Stock available for purchase following the Applicable ROFR Rightholder Exercise Period. For a period of ten (10) Business Days following the receipt of an Exercising Applicable ROFR Rightholder Notice (such period, the “Exercising Applicable ROFR Rightholder Option Period”), each Exercising Applicable ROFR Rightholder shall have the right to elect to purchase all or any portion of each class or series of remaining Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Exercising Applicable ROFR Rightholder Exercise Notice”) specifying the number(s) and type(s) of additional remaining Offered Stock it desires to purchase on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Exercising Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Exercising Applicable ROFR Rightholder.

(v) The failure of the Company or any Applicable ROFR Rightholder to deliver a Company ROFR Exercise Notice or an Applicable ROFR Rightholder Exercise Notice, respectively, by the end of the Company Option Period or the Applicable ROFR Rightholder Option Period, respectively, shall constitute a waiver of the applicable rights of first refusal under this Section 4.03 with respect to the Transfer of the Offered Stock, but shall not affect their respective rights with respect to any future Transfers.

Stockholders Agreement	Page 17

(e) Allocation of Offered Stock. Upon the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the expiration of the Exercising Applicable ROFR Rightholder Option Period, each class or series of remaining Offered Stock not selected for purchase in its entirety by the Company pursuant to Section 4.03(d)(ii) shall be allocated for purchase among the Exercising Applicable ROFR Rightholders, as follows:

(i) First, to each Exercising Applicable ROFR Rightholder having elected pursuant to Section 4.03(d)(iii) to purchase its entire ROFR Pro Rata Portion of each class or series of remaining Offered Stock, such Applicable ROFR Rightholder’s ROFR Pro Rata Portion of each class or series of such remaining Offered Stock; and

(ii) Second, the balance, if any, not allocated under clause (i) above (and not purchased by the Company pursuant to Section 4.03(d)(ii)), shall be allocated to those Exercising Applicable ROFR Rightholders electing pursuant to Section 4.03(d)(iv) to purchase a number of remaining Offered Stock exceeding their respective ROFR Pro Rata Portions, in an amount, with respect to each such Exercising Applicable ROFR Rightholder, that is equal to the lesser of:

(A) the number of such class or series of remaining Offered Stock that such Exercising Applicable ROFR Rightholder elected to purchase in excess of its applicable ROFR Pro Rata Portion; and

(B) the product of (1) the number of each class or series of remaining Offered Stock not allocated under Section 4.03(e)(i) (and not purchased by the Company pursuant to Section 4.03(d)(ii)), multiplied by (2) a fraction, the numerator of which is the number of such class or series of remaining Offered Stock that such Exercising Applicable ROFR Rightholder was permitted to purchase pursuant to Section 4.03(e)(i), and the denominator of which is the aggregate number of such class or series of remaining Offered Stock that all Exercising Applicable ROFR Rightholders were permitted to purchase pursuant to Section 4.03(e)(i);

provided, that if following the allocation under this Section 4.03(e)(ii) there are any remaining unallocated shares of and class or series of remaining Offered Stock, those shares shall be allocated to those Exercising Applicable ROFR Rightholders who have not yet been allocated their full share election of such class or series made pursuant to Section 4.03(d)(iv) pro rata based on the number of remaining shares of such class or series elected to be purchased by those Exercising Applicable ROFR Rightholders until either no Offered Stock of such class or series remain or until such time as all Exercising Applicable ROFR Rightholders have been permitted to purchase all Offered Stock of such class or series that they elected to purchase.

Stockholders Agreement	Page 18

(f) Consummation of Sale to the Company and/or Applicable ROFR Rightholders. In the event that the Company and/or the Applicable ROFR Rightholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock, then the Offering Stockholder shall sell such Offered Stock to the Company and/or the Applicable ROFR Rightholders, and the Company and/or the Applicable ROFR Rightholders, as the case may be, shall purchase such Offered Stock, within sixty (60) days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period (either of which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). Each Stockholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.03(f), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 4.03(f), the Offering Stockholder shall deliver to the Company and/or the participating Applicable ROFR Rightholders certificates (if any) representing the Offered Stock to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company and/or such Applicable ROFR Rightholders by certified or official bank check or by wire transfer of immediately available funds.

(g) Sale to Proposed Purchaser. In the event that the Company and/or the Applicable ROFR Rightholders shall not have collectively elected to purchase all of the Offered Stock, then, provided the Offering Stockholder has also complied with the provisions of Section 4.04 and Section 4.01, to the extent applicable, the Offering Stockholder may Transfer all of such Offered Stock, at a price per share for each applicable class or series of Offered Stock not less than that specified in the ROFR Notice and on other terms and conditions which are not materially more favorable in the aggregate to the Prospective Transferee than those specified in the ROFR Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period. Any Offered Stock not Transferred within such 90-day period will be subject to the provisions of this Section 4.03 upon subsequent Transfer.

(h) Termination. This Section 4.03, and the covenants contained herein, shall terminate on the consummation of a Public offering.

Stockholders Agreement	Page 19

Section 4.04 Tag-along Right.

(a) Participation on Sale of Stock. At any time prior to the consummation of a Public Offering, and subject to the terms and conditions specified in Section 4.01 and this Section 4.04, if any Stockholder (the “Selling Stockholder”) proposes to Transfer any of its Shares (or Stock Equivalents) (collectively, the “Tag-along Stock”) to any Person, each other Stockholder holding shares of Capital Stock (each, a “Tag-along Stockholder”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 4.04. This participation right and the terms and conditions set forth in this Section 4.04 shall be applied separately on a class-by-class and series-by-series basis for each class or series of Tag-along Stock, as applicable.

(b) Tag-along Sale Exceptions. Notwithstanding anything herein to the contrary, the provisions of this Section 4.04 shall not apply to any Transfer of Tag-along Stock that is:

(i) permitted by and made in accordance with Section 4.02;

(ii) made to either the Company or any Applicable ROFR Rightholder pursuant to the exercise of the rights set forth in Section 4.03; or

(iii) is made pursuant to a Public Offering.

(c) Tag-along Notice. The Selling Stockholder shall deliver to the Company and each other Tag-along Stockholder a written notice (a “Tag-along Notice”) of the proposed Tag-along Sale within (i) five (5) Business Days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period, in the event that the Company and/or the Applicable ROFR Rightholders shall not have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock pursuant to Section 4.03, or (ii) twenty (20) Business Days prior to the consummation of any Tag-along Sale which was not subject to Section 4.03.

The Tag-along Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail:

(i) The class(es) or series and applicable aggregate number of Tag-along Stock the Selling Stockholder proposes to Transfer;

(ii) The identity of the prospective Transferee(s);

(iii) The proposed date, time and location of the closing of the Tag-along Sale, which shall not be less than 60 (sixty) days from the date of the Tag-along Notice;

(iv) The purchase price per share for each applicable class or series of Tag-along Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(v) A copy of any form of agreement proposed to be executed in connection therewith.

Stockholders Agreement	Page 20

For the avoidance of doubt, in the event of a Tag-along Sale involving more than one class or series of Tag-along Stock, the Selling Stockholder may deliver a single Tag-along Notice to the Company and each Tag-along Stockholder.

(d) Exercise of Tag-along Right.

(i) Each Tag-along Stockholder may exercise its right to participate in the Tag-along Sale on the terms described in the Tag-along Notice by delivering to the Selling Stockholder a written notice (a “Tag-along Exercise Notice”) stating its election to do so for each class or series of Tag-along Stock included in the Tag-along Notice no later than ten (10) Business Days after receipt of the Tag-along Notice (the “Tag-along Exercise Period”). The election of each Tag-along Stockholder set forth in a Tag-along Exercise Notice shall be irrevocable, and, to the extent the offer in the Tag-along Notice is accepted, such Tag-along Stockholder shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 4.04. If one or more Tag-along Stockholders elects pursuant to a Tag-along Exercise Notice and this Section 4.04(d)(i) to participate in the Tag-along Sale, the number of each applicable class or series of Tag-along Stock that the Selling Stockholder may sell in the Tag-along Sale shall be correspondingly reduced in accordance with Section 4.04(d)(ii).

(ii) The Selling Stockholder and each Tag-along Stockholder timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall have the right to Transfer in the Tag-along Sale the number of Shares (or applicable Stock Equivalents) of each class or series of Tag-along Stock set out in the applicable Tag-along Notice, treated as separate classes for purposes of this calculation, equal to the product of (A) the aggregate number of shares of the particular class or series of Tag-along Stock, as the case may be, set out in the applicable Tag-along Notice and (B) such Stockholder’s Tag-along Pro Rata Portion for the applicable class or series of Tag-along Stock. Any Tag-along Stockholder may elect to sell in the Tag-along Sale less than the number of Shares (or Stock Equivalents) calculated pursuant to this Section 4.04(d)(ii) for any particular class or series of Tag-along Stock, in which case the Selling Stockholder shall have the right/the Selling Stockholder and each Tag-along Stockholder timely electing to sell its full Tag-along Pro Rata Portion of each applicable class or series of Tag-along Stock in the Tag-along Sale pursuant to this Section 4.04(d)(ii) (each, a “Fully Electing Tag-along Stockholder”) shall have the right to sell the applicable shares of Tag-along Stock not elected to be sold by a Tag-along Stockholder.

(e) Waiver. Each Tag-along Stockholder who does not deliver a Tag-along Exercise Notice in compliance with Section 4.04(d)(i) shall be deemed to have waived all of such Tag-along Stockholder’s rights to participate in the Tag-along Sale with respect to the Capital Stock (or applicable Stock Equivalents) owned by such Tag-along Stockholder, and the Selling Stockholder shall (subject to the rights of any other participating Tag-along Stockholder thereafter be free to sell to the prospective Transferee the Tag-along Stock identified in the Tag-along Notice at a per share price for each class or series of such Tag-along Stock that is no greater than the applicable per share price set forth in the Tag-along Notice and on other terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Tag-along Notice, without any further obligation to the non-accepting Tag-along Stockholders Conditions of Sale.

Stockholders Agreement	Page 21

(i) Each Stockholder participating in the Tag-along Sale shall receive the same consideration per class or series of Tag-along Stock, after deduction of such Stockholder’s proportionate share of the related expenses in accordance with Section 4.04(g) below. In addition, no Transfer of any Tag-along Stock by the Selling Stockholder in the Tag-along Sale shall occur unless the prospective Transferee simultaneously purchases the Shares (or applicable Stock Equivalents) elected to be sold by the Tag-along Stockholders pursuant to Section 4.04(d)(i) and if any such Transfer is in violation of this Section 4.04, it shall be null and void in accordance with the provisions of Section 4.01(e) hereof.

(ii) Each Tag-along Stockholder shall execute the applicable purchase agreement, if any, and shall make or provide the same representations, warranties, covenants and indemnities as the Selling Stockholder makes or provides in connection with the Tag-along Sale; provided, that each Tag-along Stockholder shall only be obligated to make representations and warranties that relate specifically to a Stockholder (as opposed to the Company and its business) with respect to the Tag-along Stockholder’s title to and ownership of the applicable Shares (or Stock Equivalents), authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Stockholder, and other similar representations and warranties made by the Selling Stockholder, and shall not be obligated to make any of the foregoing representations and warranties with respect to any other Stockholder or their Shares (or Stock Equivalents); provided, further, that all indemnities and other obligations shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and severally (A) with respect to breaches of representations, warranties and covenants made by the Selling Stockholder and the Tag-along Stockholders relating to the Company and its business, if any, pro rata based on the aggregate consideration received by the Selling Stockholder and each Tag-along Stockholder in the Tag-along Sale, and (B) in an amount not to exceed for the Selling Stockholder or any Tag-along Stockholder, the aggregate consideration received by the Selling Stockholder and each such Tag-along Stockholder in connection with the Tag-along Sale, as applicable, plus the amount of any consideration forfeited by the Selling Stockholder or such Tag-along Stockholder, as applicable, to which it is entitled but has not yet received (including, without limitation, as a result of an escrow agreement, earn-out or similar arrangement).

(f) Cooperation. Subject to Section 4.04(e)(ii), each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments (including stock certificates evidencing the applicable Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Selling Stockholder.

Stockholders Agreement	Page 22

(g) Expenses. The fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Stockholders (it being understood that costs incurred by or on behalf of a Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Tag-along Stockholders), to the extent not paid or reimbursed by the Company or the prospective Transferee, shall be shared by the Selling Stockholder and all the participating Tag-along Stockholders on a pro rata basis, based on the aggregate consideration received by each such Stockholder; provided, that no Tag-along Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(h) Consummation of Sale. Subject to the requirements and conditions of this Section 4.04 and the other applicable provisions of this Agreement, including Section 4.01 hereof, the Selling Stockholder shall have sixty (60) days following the expiration of the Tag-along Exercise Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Stockholder than those set forth in the Tag-along Exercise Notice (which 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Stockholder has not completed the Tag-along Sale, the Selling Stockholder may not then effect a Transfer that is subject to this Section 4.04 without again fully complying with the provisions of this Section 4.04. At the closing of the Tag-along Sale, each of the Tag-along Stockholders timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall enter into the agreements and deliver the certificates and instruments, in each case, required by Section 4.04(e) and Section 4.04(f) against payment therefor directly to the Tag-along Stockholder of the portion of the aggregate consideration to which each such Tag-along Stockholder is entitled in the Tag-along Sale in accordance with the provisions of this Section 4.04.

(i) Termination. This Section 4.04, and the covenants contained herein, shall terminate on the consummation of a Public Offering.

Article V

Covenants

Section 5.01 Financial Statements. The Company shall furnish to each Stockholder holding 1% or more of the issued and outstanding Capital Stock (each, a “Qualified Stockholder”) the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company and any Company Subsidiaries as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year and for the Budget for such Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with the Companies Act, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and Company Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

Stockholders Agreement	Page 23

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and stockholders’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous Fiscal Year and for the Budget for such Fiscal Year, all in reasonable detail and all prepared in accordance with the Companies Act, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) Accountants’ Reports. As soon as available, and in any event within five (5) Business Days after receipt thereof by the Company, copies of all audit reports, management letters and all other reports or written work product provided to the Company by its independent certified public accountants in connection with any annual, interim or special audit of the books or accounts, financial statements or financial or accounting systems or controls of the Company or any Company Subsidiary.

Section 5.02 Inspection Rights. Upon reasonable notice from a Qualified Stockholder, the Company shall, and shall cause its directors, officers and employees to, afford each Qualified Stockholder and its Representatives reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with stockholders, and to permit each Qualified Stockholder and its Representatives to examine such documents and make copies thereof, and (iii) the Company’s and the Company Subsidiaries’ officers, senior employees and public accountants, and to afford each Qualified Stockholder and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and the Company Subsidiaries with their officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Qualified Stockholder and its Representatives such affairs, finances and accounts).

Stockholders Agreement	Page 24

Section 5.03 Termination. The covenants contained in this Article V shall terminate on the consummation of a Public Offering.

Section 5.04 Operating, Capital Expenditure and Capital Budget (the “Operational Budget”) and Payment of Dividends. One month prior to the COD and subsequently, one month prior to the beginning of any fiscal year, and following any extraordinary event materially impacting the Company, the Company shall present an operating, capital expenditure and capital budget for the following two fiscal years (or in the case of and extraordinary event materially impacting the Company, for the balance of the then current fiscal year and the following fiscal year), which must be approved by the Investor , which approval shall not be unreasonably withheld. Any dispute regarding such budgets shall be resolved by a meeting held between the Investor and the Promoter. If any such dispute cannot be resolved by the Investor and Promoter, they shall appoint by mutual consent a third party engineering consulting firm and other consultants as necessary to prepare a written opinion on the reasonableness of the disputed budget, which opinion shall be binding on the Directors. Deviations of actual expenditures from budgeted expenditures greater than five percent (5.0%) shall require the prior written consent of the Investor and the Promoter. The Company shall pay out as dividends to stockholders its cash resources on a quarterly basis, subject to withholding of such amounts of cash resources as is required for maintaining prudent working capital levels and meeting the debt and other obligations of the Company as determined under the Company’s budget setting process.

Section 5.05 Business Scope. The Company may not engage in any business other than the operating the Project, nor lend any money or invest in any other business, nor assume any debt or issue any share capital without the approval of the Investor and the Promoter.

Article VI

Representations and Warranties

Section 6.01 Representations and Warranties of Stockholders. The Promoter and each Stockholder, severally and not jointly, represents and warrants to the Investor that:

(a) Such Stockholder has full capacity and corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

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(b) This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(c) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any agreement to which the Stockholder is a party, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law which would have a Material Adverse Effect on the Company; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(d) Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Capital Stock or Stock Equivalents of the Company, including agreements or arrangements with respect to the acquisition or disposition of any such Capital stock or Stock Equivalents or any interest therein or the voting of any Capital Stock or Stock Equivalents (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(e) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 6.02 Representations and Warranties of Investor. The Investor represents and warrants to the Company and Stockholders that:

(a) It is a corporation duly incorporated in and in good standing in the State of Nevada.

(b) It has full capacity and corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Investor. Investor has duly executed and delivered this Agreement.

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(c) This Agreement constitutes the legal, valid and binding obligation of Investor, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d) The execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any agreement to which the Investor is a party, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(e) Except for this Agreement, Investor has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Capital Stock or Stock Equivalents of the Company, including agreements or arrangements with respect to the acquisition or disposition of any such Capital stock or Stock Equivalents or any interest therein or the voting of any Capital Stock or Stock Equivalents (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(f) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 6.03 Representations and Warranties of Company. The Company represents and warrants to the Investor that:

(a) It is a corporation duly formed in and in good standing in India.

(b) The Company has full capacity and corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of the Company. The Company has duly executed and delivered this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

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(d) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any agreement to which the Company is a party, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Company is a party.

(e) Except for this Agreement, the Company has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Capital Stock or Stock Equivalents of the Company, including agreements or arrangements with respect to the acquisition or disposition of any such Capital stock or Stock Equivalents or any interest therein or the voting of any Capital Stock or Stock Equivalents (whether or not such agreements and arrangements are with the Investor or any other Stockholder).

(f) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

(g) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Article VII

Miscellaneous

Section 7.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the investor incurring such costs and expenses.

Section 7.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company, Investor and each Stockholder hereby agrees, at the request of the Company, Investor or any other Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

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Section 7.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the address on the stock ledger of the Company (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03).

Section 7.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 7.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The parties shall take all reasonable actions to promptly amend this Agreement to ensure that it complies with Applicable Law, including, but not limited to, the Companies Act.

Section 7.06 Entire Agreement.

(a) This Agreement and any Joinder Agreements executed after the date hereof (collectively, the “Related Agreements”), constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(b) In the event of an inconsistency or conflict between the provisions of this Agreement and any provisions of any Related Agreement with respect to the subject matter herein, the terms of this Agreement shall control.

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Section 7.07 Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company, Investor and Stockholders holding a majority of the issued and outstanding shares of Capital Stock. Any such written amendment or modification will be binding upon the Company, Investor and each Stockholder.

Section 7.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 7.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in, Section 4.03(d)(v), Section 4.04(e) and Section 7.12 hereof.

Section 7.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

Section 7.12 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

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Section 7.13 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 7.14 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 7.15 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.17 Legend. In addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Capital Stock shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written adjacent to their respective signatures.

REGENCY YAMUNA ENERGY LIMITED

By	/s/ Arun Sharma
Name:	Arun Sharma
Title:	Director

Date:	October 18, 2013

PAN ASIA INFRATECH CORP.

By	/s/ Bharat Vasandani
Name:	Bharat Vasandani
Title:	Chairman, Chief Executive Officer, President, Secretary and Treasurer

Date:	October 28, 2013

SELLING STOCKHOLDER:		SIGNATURE:	DATE:

Arun Sharma (the “Promoter”)		/s/ Arun Sharma	October 18, 2013

Amitabh Sharma		/s/ Amitabh Sharma	October 18, 2013

Sunita Sharma		/s/ Sunita Sharma	October 18, 2013

Abhay Sharma		/s/ Abhay Sharma	October 18, 2013

A.Power Himalayas Ltd	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Charu Finvest Consultant Ltd	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Regency Aquaelectro & Motel - Resorts Ltd.	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Spoxy Vyapaar Pvt. Ltd.	By:	/s/ Tarun Sharma	October 18, 2013
	Title:	Director

Sunrays Agencies Pvt. Ltd.	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Indu Jindal		/s/ Indu Jindal	October 18, 2013

Pavaljeet Singh Ruppal		/s/ Pavaljeet Singh Ruppal	October 18, 2013

Pradeep Kaur		/s/ Pradeep Kaur	October 18, 2013

Himanshu Leasefin Co. Pvt. Ltd.	By:	/s/ Sanjay Jindal	October 18, 2013
	Title:	Director

Sanjay Kumar Jindal		/s/ Sanjay Kumar Jindal	October 18, 2013

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